Exhibit 3.2

The Commonwealth of Massachusetts OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE MICHAEL JOSEPH CONNOLLY, Secretary ONE ASHBURTON PLACE, BOSTON, MASS. 02108	FEDERAL IDENTIFICATION NO. 04–2498617

ARTICLES OF AMENDMENT

General Laws, Chapter 156B, Section 72

This certificate must be submitted to the Secretary of the Commonwealth within sixty days after the date of the vote of stockholders adopting the amendment. The fee for filing this certificate is prescribed by General Laws, Chapter 156B, Section 114. Make check payable to the Commonwealth of Massachusetts.

We,	Marshall M. Sloane	, President (ILLEGIBLE) and
	Leila H. Lyons	, Clerk (ILLEGIBLE) of

Century Bancorp, Inc.

(Name of Corporation)

located at	102 Fellsway West, Somerville, MA 02145

Name Approved	do hereby certify that the following amendments to the articles of organization of the corporation were duly adopted at a meeting held on March 10, 1987, by vote of

					for Amendments No. 1 and
105,019	shares of	Common Stock	out of	138,415	shares outstanding, 2 herein
		(Class of Stock)			for Amendment No. 3 herein
106,079	shares of	Common Stock	out of	138,415	shares outstanding, and
		(Class of Stock)			for Amendment No. 4 herein
106,659	shares of	Common Stock	out of	138,415	shares outstanding,
**		(Class of Stock)

CROSS OUT INAPPLICABLE	(ILLEGIBLE) two-thirds of each class outstanding and entitled to vote thereon
CLAUSE	(ILLEGIBLE)

C P M	☐ ☐ ☐	**and at a meeting held on April 15, 1987, by vote of 110,044 shares of Common Stock out of 138,415 share outstanding for certain modifications of said votes of March 10 changing Amendment No. 2 to read as set forth herein

[1]for amendments adopted pursuant to Chapter 156B. Section 70. [2]for amendments adopted pursuant to Chapter 156B. Section 71.

8 p.c.	Note: if the space provided under any Amendment of item on this form is insufficient, additions shall be set forth on separate 8½ x 11 sheets of paper leaving a left hand margin of at least 1 inch for binding. Additions to more than one Amendment may be continued on a single sheet so long as each Amendment requiring each such addition is clearly indicated.

TO CHANGE the number of shares and the par value, if any, of each class of stock within the corporation fill in the following:

The total presently authorized is:

KIND OF STOCK	NO PAR VALUE NUMBER OF SHARES	WITH PAR VALUE NUMBER OF SHARES	PAR VALUE
COMMON
Common		300,000	$1.00

PREFERRED

CHANGE the total to:

KIND OF STOCK	NO PAR VALUE NUMBER OF SHARES	WITH PAR VALUE NUMBER OF SHARES	PAR VALUE
COMMON
Class B		5,000,000	$1.00
Class A		10,000,000	$1.00
PREFERRED

CONTINUATION SHEET

Amendment No. 1

Article 3 of the Articles of Organization is hereby amended by designating the present Common Stock of the corporation Class B Common Stock, $1.00 par value per share, increasing the number of shares thereof from 300,000 to 5,000,000 shares and authorizing a new Class of common stock, consisting of 10,000,000 shares of Class A Common Stock, $1.00 par value per share.

Amendment No. 2

Article 4 of the Articles of Organization is hereby amended to read as follows:

“The preferences, voting powers, qualifications, special or relative rights or privileges as to each class of stock are as follows:

1)     The Class B Common Stock shall be the sole voting stock of the corporation. The holders of Class B Common Stock shall be entitled to one vote for each one share thereof held upon all matters requiring a vote of stockholders of the corporation. The holders of Class A Common Stock shall have no voting power and shall not have the right to participate in any meeting of stockholders or to have notice thereof, except as hereinbelow provided or as required by the laws of The Commonwealth of Massachusetts. The foregoing provisions of this paragraph to the contrary notwithstanding, if and whenever the laws of The Commonwealth of Massachusetts require the approval or authorization of the stockholders as to (i) a consolidation or merger (other than one where the corporation is the resulting or surviving corporation), (ii) the sale, lease or exchange of all or substantially all of its property and assets, or (iii) an amendment to its Articles of organization which would adversely affect the rights of the Class A Common Stock, the vote of a majority of the then outstanding shares of each of the two classes, voting separately, shall be necessary for any such approval or authorization.

2)     At any time when (i) the number of the then outstanding shares of Class B Common stock falls below 15% of the aggregate number of the shares of Class B Common Stock outstanding at the date of the first issuance by the corporation of shares of the Class A Common Stock (as said numbers shall be appropriately adjusted to reflect stock splits, stock dividends or the like) or (ii) the Board of Directors and the holders of a majority of the then outstanding shares of Class B Common Stock approve the conversion of all of the Class B Common Stock into

Common Stock, than the outstanding shares of Class B Common Stock and the then outstanding shares of Class A Common Stock shall both automatically be converted into a single class of voting Common Stock and the Board of Directors shall cause Restated Articles of Organization to be filed with the Secretary of State of The Commonwealth of Massachusetts duly reflecting the aforesaid conversion.

3)   The holders of the Class A Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors out of net earnings then legally available therefor. The holders of the Class B Common Stock shall be entitled to receive dividends, when and as declared by the Board of Directors out of net earnings legally available therefor, provided that no dividend shall be declared or paid upon the Class B Common Stock unless a dividend equal to 200% or more of such dividend per share is paid per share upon the Class A Common Stock or declared and a sum set aside for payment thereof. The foregoing provisions of this paragraph shall not apply to stock splits or stock dividends, but no such stock split or stock dividend shall be declared on the Class B Common Stock unless a similar split or dividend on a share for share basis shall simultaneously be declared on the Class A Common Stock.

4)   Each issued and outstanding share of Class B Common Stock may, at any time after 100 days from the date Articles of Amendment containing this amendment to the corporation’s Articles of Organization are filed with the Secretary of State of The Commonwealth of Massachusetts, be converted, at the option of the holder thereof, into one fully paid and non-assessable share of Class A Common Stock as follows:

(a)    Such conversion right shall be exercised by the surrender of the certificate representing such share of Class B Common Stock to be converted at the office of the transfer agent of the corporation (the “transfer agent”) during normal business hours accompanied by a written notice of the election by the holder thereof to convert and (if so required by the corporation or the transfer agent) an instrument of transfer, in form satisfactory to the corporation and to the transfer agent, duly executed by such holder or his duly authorized attorney, and funds in the amount of any applicable transfer tax (unless provision satisfactory to the corporation is otherwise made therefor), if required.

(b)    As promptly as practicable after the surrender for conversion of a certificate representing shares of Class B Common Stock in the manner provided above and the payment in cash of any amount required by the immediately preceding and immediately following paragraph, the corporation will deliver or cause to be delivered at the office of the transfer agent to or upon the written order of the holder of such certificate, a certificate or certificates representing the number of fully paid and non-assessable shares of Class A Common Stock issuable upon such conversion, issued in such name or names as such holder may direct. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate representing shares of Class B Common Stock, and all rights of the holder of such shares of Class B Common Stock as such holder shall cease at such time and the person or persons in whose name or names the certificate or certificates representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock at such time; provided, however, that any such surrender and payment on any date when the stock transfer books of the corporation shall be closed shall constitute the person or persons in whose name or names the certificate or certificates representing shares of Class A Common Stock are to be issued as the record holder or holders thereof for all purposes immediately prior to the close of business on the next succeeding day on which such stock transfer books are open.

(c)     The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the corporation the amount of any tax which may be payable in respect to any transfer involved in such issuance, or shall establish to the satisfaction of the corporation that there is no such tax or such tax has been paid.

(d)     When shares of Class B Common Stock have been converted, they shall automatically resume the status of authorized but unissued shares of Class B Common Stock without the necessity for action by the corporation or its stockholders or directors, and shall be available for reissuance.

5)    Except with respect to voting, dividend and convertibility rights, the rights of the two classes of Common Stock shall be equal share for share”;

Amendment No. 3

Article 6 of the Articles of Organization is hereby amended by renumbering the sections numbered 8, 9, 10, 11 and 12 contained therein as sections numbered 9, 10, 11, 12 and 13, respectively, and inserting the following section numbered 8:

“8.     No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director notwithstanding any provision of law imposing such liability, except (to the extent provided by applicable law) for liability (i) for breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 61 or 62 of the Massachusetts Business Corporation Law, or any amendatory successor provisions thereto, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.”

Amendment No. 4

Article 6, section 11 of the Articles of organization is hereby amended by deleting in its entirety the following paragraph D:

“The number of directors who shall constitute the full Board of Directors may be enlarged by vote of a majority of the directors then in office at any meeting of the Board, provided such number may not be enlarged by more than two from the number as last fixed (or, if not so fixed, elected) by the stockholders unless the by-laws otherwise permit.”

See Continuation Sheet numbered 1 through 4 attached hereto and which are part hereof, for the text of the Amendments No. 1, 2, 3 and 4.

The foregoing amendment will become effective when these articles of amendment are filed in accordance with Chapter 156B, Section 6 of The General Laws unless these articles specify, in accordance with the vote adopting the amendment, a later effective date not more than thirty days after such filing, in which event the amendment will become effective on such later data.

IN WITNESS WHEREOF AND UNDER THE PENALTIES OF PERJURY, we have hereto signed our names this day of 13th May, in the year 1987

President/(ILLEGIBLE)
Marshall M. Sloane

Clerk/(ILLEGIBLE)
Leila H. Lyons

40775	301

THE COMMONWEALTH OF MASSACHUSETTS

ARTICLES OF AMENDMENT

(General Laws, Chapter 156B, Section 72)

I hereby approve the within articles of amendment  and, the filing fee in the amount of $7,425.00 having been paid, said articles are deemed to have  been filed with me this 14th day of May     , 1987.

MICHAEL JOSEPH CONNOLLY
Secretary of state

TO BE FILLED IN BY CORPORATION
PHOTO COPY OF AMENDMENT TO BE SENT

TO:
Miriam H. Kanter
Nutter, McClennen & Fish Federal Reserve Plaza
600 Atlantic Avenue Boston, MA 02210

Telephone	(617) 973-9700

Copy Mailed